 EXHIBIT 2.1

STOCK PURCHASE AGREEMENT

BY AND AMONG

WEYCO GROUP, INC.,

THE COMBS COMPANY, d/b/a BOGS FOOTWEAR,

WILLIAM G. COMBS

and

SUE COMBS

Dated as of March 2, 2011

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TABLE OF CONTENTS
(continued)

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TABLE OF CONTENTS
(continued)

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19.	AMENDMENT	33

20.	WAIVER	33

21.	TIME OF THE ESSENCE	33

22.	ASSIGNMENT	34

23.	COUNTERPARTS; FACSIMILE SIGNATURE	34

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STOCK PURCHASE AGREEMENT

THIS AGREEMENT is made as of March 2, 2011, by and among WEYCO GROUP, INC.,  a Wisconsin corporation (“Buyer”), THE COMBS COMPANY, d/b/a BOGS FOOTWEAR, an Oregon corporation (“Company”), and WILLIAM G. COMBS and SUE COMBS (individually a “Seller” and collectively the “Sellers”).

RECITALS

A.           The Company is engaged in the business of designing, manufacturing, marketing and selling footwear and accessories under the names “BOGS” and “Rafters”.

B.           Sellers own all of the issued and outstanding shares of the capital stock of the Company.

C.           Buyer desires to purchase from the Sellers, and the Sellers desire to sell to Buyer, all of the Purchased Stock upon the terms and subject to the conditions hereinafter set forth.

NOW, THEREFORE, in consideration of the Recitals and the respective representations, warranties, covenants, agreements and conditions hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound hereby, do hereby agree as follows:

1.           DEFINITIONS.  For purposes of this Agreement, the following definitions shall apply:

Acquired Business.  “Acquired Business” shall mean the business operated by the Company up to the Closing (including without limitation the designing, manufacturing, marketing and selling of footwear and footwear accessories, but excluding the assets, obligations, liabilities and business of Burch’s Shoes).

Adjustment Amount.  “Adjustment Amount” shall have the meaning specified in Section 2.5(a) of this Agreement.

Agreement.  “Agreement” shall mean this Stock Purchase Agreement.

Annual Financial Statements.  “Annual Financial Statements” shall mean the annual financial statements (balance sheets, statements of income and retained earnings, statements of cash flow and supplementary statements, together with footnotes) for the Company for the fiscal years ended December 31, 2008 and 2009 reviewed by the accounting firm of Doster & Riihimaki LLC, and for the fiscal year ended December 31, 2010 heretofore delivered to Buyer by the Sellers.

Arbitrating Accountant.  “Arbitrating Accountant” shall have the meaning specified in Section 2.4 of this Agreement.

Assumed Debt.  “Assumed Debt” shall mean  net balance outstanding on Loan Number 68896787 with the Bank in the amount of $3,468,064.17.

Bad Debt Reserve Amount.  “Bad Debt Reserve Amount” shall mean One Hundred Forty Thousand Dollars ($140,000).

Bank.  “Bank” shall mean Umpqua Bank.

Base Net Working Capital.  “Base Net Working Capital” shall mean $5,370,000.

Benefit Plans.  “Benefit Plans” shall mean any pension plan, profit sharing plan, bonus plan, incentive compensation plan, stock ownership plan, stock purchase plan, stock option plan, stock appreciation plan, employee benefit plan, employee benefit policy, retirement plan, deferred compensation plan or agreement, cafeteria plan, dependent care plan, fringe benefit program, employee insurance plan, severance plan or agreement, change in control plan or agreement, employment agreement (other than the Employment Agreements), disability plan, health care plan, sick leave plan, death benefit plan, multi-employer pension or welfare benefit plan, or any other plan or program to provide retirement income, fringe benefits or other benefits to former or current employees.

Burch’s Shoes.  “Burch’s Shoes” shall mean the retail shoe and shoe accessory store located at 16 Oakway Center, Eugene, Oregon, which was previously owned and operated by the Company.

Buyer.  “Buyer” shall have the meaning set forth in the introductory paragraph of this Agreement.

Claim.  “Claim” shall have the meaning specified in Section 12.6(a) of this Agreement.

Closing.  “Closing” shall mean the conference to be held at 10:00  a.m. Central Time, on the Closing Date at the offices of Quarles & Brady LLP, 411 East Wisconsin Avenue, Milwaukee, Wisconsin, or such other time and place as Buyer and the Sellers may mutually agree to in writing, at which the transactions contemplated by this Agreement shall be consummated.  By agreement of Buyer and the Sellers, the Closing may be effected by mail, facsimile or electronic transmission, or other acceptable means.

Closing Cash Payment .  “Closing Cash Payment” shall mean Twenty-Seven Million Four Hundred Thousand Dollars ($27,400,000).

Closing Date.  “Closing Date” shall mean the date specified in Section 3.1 of this Agreement.

Closing Receivables.  “Closing Receivables” shall mean all of the notes and accounts receivable of the Company as of the Closing as reflected on the Net Working Capital Statement.

COBRA.  “COBRA” shall have the meaning specified in Section 4.25(j) of this Agreement.

Code.  “Code” shall mean the Internal Revenue Code of 1986, as amended.

Common Stock.  “Common Stock” shall mean the 500 authorized shares of common stock of the Company, without par value.

Company.  “Company” shall have the meaning set forth in the introductory paragraph of this Agreement.

Conditions.  “Conditions” shall have the meaning specified in Section 12.6(c) of this Agreement.

Consultant.  “Consultant” shall have the meaning specified in Section 12.6(c) of this Agreement.

Contracts.  “Contracts” shall mean the contracts, leases and agreements of the Company.

Cut-Off Date.  “Cut-Off Date” shall have the meaning specified in Section 12.1(h) of this Agreement.

Earnout Payment.  “Earnout Payment” or “Earnout Payments” shall mean the First Earnout Payment, if any, or the Second Earnout Payment, if any, either individually or collectively.

Effective Time.  “Effective Time” shall have the meaning specified in Section 3.1 of this Agreement.

Employment Agreements.  “Employment Agreements” shall mean the employment agreements to be entered into between Buyer or the Company, as employer, and each of William G. Combs, Sue Combs, Dustin Combs and Riley Combs, as employee, in the forms of Exhibits A-1 to A- 4 attached hereto.

Environmental Claim.  “Environmental Claim” shall mean any claim, action, cause of action, investigation or notice by any person or entity alleging liability (including, without limitation, liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, or penalties) arising out of, based on or resulting from (i) the presence, or release into the environment, of any Material of Environmental Concern at any location, or (ii) any violation, or alleged violation, of any Environmental Law.

Environmental Laws.  “Environmental Laws” shall mean all Laws relating to pollution or protection of human health or the environment (including, without limitation, ambient air, surface water, ground water, land surface or subsurface strata), including, without limitation, Laws relating to emissions, discharges, releases or threatened releases of Materials of Environmental Concern, or to the generation, manufacture, processing, handling, distribution, use, treatment, storage, disposal, transport or handling of Materials of Environmental Concern.

ERISA.  “ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended.

ERISA Affiliate.  “ERISA Affiliate” shall mean a Person aggregated with another Person as a single employer under any of Sections 414(b), 414(c), 414(m), or 414(o) of the Code.

Existing Plans.  “Existing Plans” shall mean the existing Benefit Plans of the Company listed and described on Schedule 1.1 attached hereto.

Financial Statements.  “Financial Statements” shall mean the Annual Financial Statements and Interim Financial Statements, collectively.

First Earnout Amount.  “First Earnout Amount” shall have the meaning specified in Section 2.5 of this Agreement.

First Earnout Payment.  “First Earnout Payment” shall have the meaning specified in Section 2.5 of this Agreement.

First Earnout Period.  “First Earnout Period” shall mean the two (2) year period beginning on January 1, 2011 and ending on December 31, 2012.

GAAP.  “GAAP” shall mean United States generally accepted accounting principles.

Gross Profits.  “Gross Profits” shall mean all sales by the Company (including all products sold under the “BOGS” and “Rafters” names and all first cost commissions) less all sales discounts and customer allowances, minus the cost of goods sold, determined on a consistent basis in accordance with GAAP and the practices of the Company prior to the Closing, and excluding all sales and costs attributable to Burch’s Shoes.  “Cost of goods sold” for purposes of this definition shall include first cost of product, duties, freight-in ocean and domestic (but excluding freight-out ocean and domestic), tooling costs, product testing costs and revenue handling fees.

Holdback Amount.  “Holdback Amount” shall mean Two Million Dollars ($2,000,000).

Holdback Distribution Date.  “Holdback Distribution Date” shall have the meaning set forth in Section 12.4 of this Agreement.

Income Taxes.  “Income Taxes” shall mean all Taxes based on income determined under provisions of the Code and foreign, state and other taxes (including franchise taxes) based on income or gross receipts, including a Tax assessed on a corporation by reference to its income, gains, or profits, and shall include for the avoidance of doubt, any withholding tax and in each instance any interest, penalties or additions to tax attributable to such Tax.

Indebtedness.  “Indebtedness” shall mean all liabilities or obligations of the relevant Person, whether primary or secondary or absolute or contingent:  (a) for borrowed money; (b) evidenced by notes, bonds, debentures, guaranties or similar obligations; (c) under leases which in accordance with GAAP constitute capital leases; (d) secured by liens on any assets of that Person; or (e) resulting from cash, book or bank overdrafts.

Indemnified Party.  “Indemnified Party” shall have the meaning specified in Section 12.6(a) of this Agreement.

Indemnifying Party.  “Indemnifying Party” shall have the meaning specified in Section 12.6(a) of this Agreement.

Intellectual Property Rights.  “Intellectual Property Rights” shall mean patents, trade marks, service marks, logos, trade names, internet domain names, rights in designs, brand names, logos, copyrights, and moral rights, database rights, rights in know-how, trade secrets, discoveries, inventions, formulae, process, procedures, computer software programs and subsequent versions thereof, including all source code, object, executable or binary code, and other intellectual property rights, in each case whether registered or unregistered, licensed or owned, and including applications for registration, licenses pertaining thereto, and all rights or forms of protection having equivalent or similar effect anywhere in the world.

Interim Financial Statements.  “Interim Financial Statements” shall mean the unaudited, internally prepared financial statements (balance sheet and statement of income) for the Company for the period beginning January 1, 2011 through January 31, 2011, as provided on Schedule 4.5(a).

Investment.  “Investment” by any Person shall mean:  (a) any transfer or delivery of cash, stock or other property or value by such Person in exchange for Indebtedness, stock or any other security of another Person; (b) any loan, advance or capital contribution to or in any other Person; (c) any guaranty, creation or assumption of any liability or obligation of any other Person; or (d) any investments in any fixed property or fixed assets other than fixed properties and fixed assets acquired and used in the ordinary course of the business of that Person.

Knowledge of the Sellers.  “Knowledge of the Sellers” and terms of similar import shall mean the actual knowledge of the following individuals : William G. Combs, Sue Combs, Dustin Combs, Riley Combs, and Shirlee Harris.

Law.  “Law” shall mean any federal, state, local, foreign, provincial or other governmental law, rule or regulation of any kind, and any and all rules and regulations promulgated thereunder.

Leased Real Estate.  “Leased Real Estate” shall mean the real property subject to the Real Estate Leases, including all buildings, structures, improvements and fixtures thereon.

Losses.  “Losses” shall mean damages, liabilities, deficiencies, claims, actions, demands, judgments, interest, losses, diminutions in value or costs or expenses of whatever kind or nature (including, without limitation, reasonable attorneys’ fees).

Materials of Environmental Concern.  “Materials of Environmental Concern” shall mean any substance or material that is on the date hereof or on the Closing Date prohibited, controlled or regulated by any governmental authority under any Environmental Law, including, without limitation, chemicals, pollutants, contaminants, wastes, toxic substances, hazardous substances, petroleum, petroleum derivatives or other hydrocarbons, petroleum products, dangerous substances, designated substances, controlled products or subject waste, all as defined in or pursuant to any Environmental Law.

Net Working Capital.  “Net Working Capital” shall mean the net working capital of the Company as of February 28, 2011, excluding cash and Indebtedness, determined from the books and records of the Company (absent manifest error) in accordance with GAAP (except as provided in Schedule 4.5(b)) (without giving effect to the consummation of the transactions contemplated by this Agreement).

Net Working Capital Statement.   “Net Working Capital Statement” shall mean a net working capital statement of the Company as of February 28, 2011, setting forth the Net Working Capital and attached hereto as Schedule 2.5(a).

Noncompetition Agreements.  “Noncompetition Agreements” shall mean the noncompetition agreements to be entered into by and among Buyer, the Company and each of the Sellers in the form of Exhibit B attached hereto.

Owned Real Estate.  “Owned Real Estate” shall mean the real property, if any, titled in the name of the Company, together with all buildings, structures, improvements and fixtures thereon and all rights pertaining thereto.

PBGC.  “PBGC” shall mean the Pension Benefit Guaranty Corporation.

Person.  “Person” shall mean a natural person, corporation, trust, partnership, limited liability company, governmental entity, agency or branch or department thereof, or any other legal entity.

Pre-Closing Tax Period.  “Pre-Closing Tax Period” shall have the meaning specified in Section 8.5(a) of this Agreement.

Professional and Transaction Fees.  “Professional and Transaction Fees” shall mean any and all consulting, accounting, legal, brokerage or finder fees, expenses or charges incurred or arising on behalf of the Sellers or the Company in connection with the negotiation, preparation, execution, planning or performance of this Agreement or the transactions contemplated hereby, and any other such expenses incurred by the Sellers or the Company prior to the Closing as a result of their respective obligations hereunder.

Purchase Price.  “Purchase Price” shall mean the price paid by Buyer for the Purchased Stock, as provided in Section 2.3(a) of this Agreement.

Purchased Stock.  “Purchased Stock” shall mean, collectively, all of the issued and outstanding shares of the Common Stock.

Real Estate Leases.  “Real Estate Leases” shall mean the real estate leases, subleases and other occupancy agreements to which the Company is a party listed separately as such on Schedule 1.2 attached hereto.

Release.  “Release” shall mean the release to be signed by each Seller in the form of Exhibit C attached hereto.

Released Liabilities.  “Released Liabilities” shall mean the claims, liabilities and obligations of the Company as of the Closing listed on Schedule 1.3 attached to this Agreement.

Remediation Costs and Expenses.  “Remediation Costs and Expenses” shall have the meaning specified in Section 12.6(c) of this Agreement.

Second Earnout Amount.  “Second Earnout Amount” shall have the meaning specified in Section 2.5 of this Agreement.

Second Earnout Payment.  “Second Earnout Payment” shall have the meaning specified in Section 2.5 of this Agreement.

Second Earnout Period.  “Second Earnout Period” shall mean the three (3) year period beginning on January 1, 2013 and ending on December 31, 2015.

Second Earnout Period Base Gross Profits.  “Second Earnout Period Base Gross Profits” shall have the meaning specified in Section 2.5 of this Agreement.

Section 338(h)(10) Election.  “Section 338(h)(10) Election” shall have the meaning specified in Section 2.6(a) of this Agreement.

Separation and Transfer.  “Separation and Transfer” shall have the meaning specified in Section 4.2(f) of this Agreement.

Set-Off Amount.  “Set-Off Amount” shall have the meaning specified in Section 12.4 of this Agreement.

Set-Off Notice.  “Set-Off Notice” shall have the meaning specified in Section 12.4 of this Agreement.

Seller.  “Seller” and “Sellers” shall have the meaning set forth in the introductory paragraph of this Agreement.

Straddle Period.  “Straddle Period” shall have the meaning specified in Section 8.5(b) of this Agreement.

Taxes.  “Taxes” shall mean all taxes of any kind, levies or other like assessments, customs, duties, imposts, charges or, including without limitation, income, gross receipts, ad valorem, value-added, excise, real or personal property, asset, sales, use, license, payroll, transaction, capital, net worth, franchise taxes (if not based on income), estimated taxes, withholding, employment, social security, workers’ compensation, utility, severance, production, unemployment compensation, occupation, premium, windfall profits, transfer and gains taxes or other governmental taxes imposed or payable to the United States, or any state, county, local or foreign government or subdivision or agency thereof, and in each instance such term shall include any interest, penalties or additions to tax attributable to any such Tax.

Tax Returns.  “Tax Returns” shall mean all returns, declarations, reports, claims for refund and information returns and statements of any Person required to be filed or sent by or with respect to it in respect of any Taxes, including any schedule or attachment thereto and any amendment thereof.

2.           PURCHASE OF PURCHASED STOCK.

2.1          Stock Purchased.  Subject to and upon the terms and conditions set forth in this Agreement, Sellers will validly sell, transfer, assign and convey to Buyer, and Buyer will accept and purchase from Sellers, on the Closing Date, the Purchased Stock.

2.2          Delivery of Stock.  At the Closing, the Sellers shall deliver, transfer and assign all of the Purchased Stock to Buyer by delivering stock certificates representing all of the Purchased Stock duly endorsed or accompanied by stock powers duly executed in blank, with any required transfer stamps affixed thereto, and otherwise in proper form for transfer, as shall be necessary to vest in Buyer, full, complete, good and marketable title to such Purchased Stock free and clear of all liens, claims and encumbrances of any kind whatsoever, all such documents to be in form and substance satisfactory to counsel for Buyer.

2.3          Purchase Price.

(a)         Amount.  The Purchase Price to be paid by Buyer to Sellers for the Purchased Stock shall be as follows:

(i)           the Closing Cash Payment; plus

(ii)          the Assumed Debt; plus

(iii)         the Holdback Amount; plus

(iv)         the First Earnout Payment, if any (as adjusted by the Adjustment Amount, if any); plus

(v)          the Second Earnout Payment, if any.

(b)         Payment.

(i)           The Closing Cash Payment shall be payable to the Sellers by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers.

(ii)          The Buyer shall cause the Company to satisfy the Assumed Debt contemporaneous with the Closing by wire transfer of immediately available funds to an account or accounts designated in writing by the Bank.

(iii)         The Holdback Amount shall be payable as set forth in Section 12.4 of this Agreement.

(iv)         The First Earnout Payment, if any, and the Second Earnout Payment, if any, shall be payable as set forth in Section 2.5 of this Agreement.

(c)          Allocation.  The Purchase Price shall be allocated to the Sellers pro rata, in accordance with the shares of Purchased Stock owned by each, as shall be any distribution of the Holdback Amount to the Sellers and any Earnout Payments.

2.4          INTENTIONALLY OMITTED.

2.5          Earnout.

(a)           If the actual Gross Profits during the First Earnout Period exceed $18,880,000, then Buyer shall make a one-time payment to the Sellers (the “First Earnout Payment”) in an amount (the “First Earnout Amount”) equal to: (i) 0.50 multiplied by (ii) the amount, if any, by which (A) the actual Gross Profits during the First Earnout Period exceed (B) $18,880,000.  If the Gross Profits during the First Earnout Period are equal to or less than $18,880,000, then no First Earnout Payment shall be payable.  Notwithstanding any other provision herein, the First Earnout Amount shall be reduced prior to payment of the First Earnout Payment (but in no event to less than zero) in accordance with the following formula: the Closing Cash Payment, plus the Holdback Amount, plus the Assumed Debt, minus the extent to which the Net Working Capital set forth on Schedule 2.5(a) exceeds the Base Net Working Capital, minus Thirty-One Million Dollars ($31,000,000) (the “Adjustment Amount”), provided that in no event will the Adjustment Amount exceed Six Hundred Thousand Dollars ($600,000).  The Adjustment Amount, if any, shall reduce the First Earnout Amount, and therefore the First Earnout Payment, on a dollar-for-dollar basis, and Sellers will have no right to receive the amount by which the First Earnout Payment is so reduced.  In no event will the Adjustment Amount result in an increase to the First Earnout Payment.

(b)           If the actual Gross Profits during the Second Earnout Period exceed the greater of (x) $28,320,000 or (y) three times the actual Gross Profits during the one (1) year period beginning on January 1, 2012 and ending on December 31, 2012 (such greater amount referred to herein as the “Second Earnout Period Base Gross Profits”), provided that for purposes of this Agreement the Second Earnout Period Base Gross Profits shall not exceed $70,302,000, then Buyer shall make a one-time payment to the Sellers (the “Second Earnout Payment”) in an amount (the “Second Earnout Amount”) equal to: (i) 0.30 multiplied by (ii) the amount, if any, by which (A) the actual Gross Profits during the Second Earnout Period exceed (B) the Second Earnout Period Base Gross Profits.  If the actual Gross Profits during the Second Earnout Period are equal to or less than the Second Earnout Period Base Gross Profits, then no Second Earnout Payment shall be payable.

(c)           The Earnout Payments, if any, shall be payable by Buyer to the Sellers within ninety (90) days following the end of the First Earnout Period or the Second Earnout Period, as the case may be, by wire transfer of immediately available funds to an account or accounts designated in writing by the Sellers.

(d)           The Earnout Payments shall be subject to a right of set-off by Buyer and the Company as set forth in Section 12.4 of this Agreement.

(e)           For purposes of calculating the First Earnout Payment, within sixty (60) days after the Closing, the Sellers shall provide to the Buyer an income statement setting forth the Gross Profits for the period from January 1, 2011, through the Closing Date.  Such income statement shall be prepared on a consistent basis in accordance with GAAP and the practices of the Company prior to the Closing, and shall exclude all sales and costs attributable to Burch’s Shoes.

2.6          Section 338(h)(10) Election.

(a)          Sellers and Buyer shall join in making an election under Section 338(h)(10) of the Code (and any corresponding equivalent elections under state or local Law, including an election under the equivalent to Section 338(g) of the Code in those jurisdictions where an election under Section 338(h)(10) is not permitted) (collectively, a “Section 338(h)(10) Election”) with respect to the purchase and sale of the Purchased Stock to treat such purchase and sale as a deemed sale of assets for federal income Tax and state and/or franchise Tax purposes.  Sellers shall include any income, gain, loss, deduction, or other Tax item resulting from the Section 338(h)(10) Election on their Tax Returns to the extent required by applicable law.  Sellers shall also pay any Taxes imposed on the Company attributable to the making of the Section 338(h)(10) Election, including (i) any Tax imposed under Code Section 1374, (ii) any Tax imposed under Treasury Regulations Section 1.338(h)(10)-1(d)(2), or (iii) any state, local, or non-U.S. Tax imposed on Company’s gain, and Sellers shall indemnify Buyer, Company and their affiliates against any adverse consequences arising out of any failure to pay any such Taxes.  In connection with the Section 338(h)(10) Election, Sellers and Buyer shall each sign at such time as Buyer elects to make the Section 338(h)(10) Election (or as soon thereafter as practicable) all federal, state, local and other forms necessary to make the Section 338(h)(10) Election jointly and shall make any required filings and take any and all other actions necessary or appropriate to effect and preserve the Section 338(h)(10) Election.  Sellers shall include in Sellers’ income Tax Returns for the taxable period which includes the Closing Date any forms that are required to be so included on account of the Section 338(h)(10) Election.  Sellers and Buyer shall cooperate fully, and in good faith, with each other in making the Section 338(h)(10) Election.

(b)          Upon any Section 338(h)(10) Election, the parties hereto agree that the Purchase Price and the liabilities of the Company (plus other relevant items) will be allocated to the assets of the Company for all purposes (including Tax and financial accounting purposes) in the manner determined by Buyer in its reasonable discretion, provided, however, that the portion of the Purchase Price allocated to the Company’s fixed assets shall not be greater than the fair market value of the fixed assets as of the Closing Date.  Buyer shall notify Sellers of such allocation within one hundred twenty (120) days following the Closing Date.  Buyer and Seller, shall file all Tax Returns (including amended returns and claims for a refund) and information reports in a manner consistent with such allocation.  The parties shall exchange mutually acceptable Internal Revenue Service forms (and any equivalent local, state and foreign tax forms) reflecting such allocations which are to be filed with the Internal Revenue Service and/or any applicable state, local or foreign Tax authority.

3.           CLOSING.

3.1          Closing Date.  The Closing shall take place on March 2, 2011, or at such other time and date as the Sellers and Buyer may mutually agree (the “Closing Date”).  For financial and accounting purposes, but not for risk of loss or liability purposes, the Closing shall be considered effective as of 5:00 p.m. Central Time on the Closing Date (the “Effective Time”).

3.2          Closing Deliveries.

(a)         By the Company and Sellers.  At the Closing (unless noted otherwise), the Company and the Sellers, as applicable, shall deliver to Buyer the following:

(i)           the Noncompetition Agreements, duly executed by each of the Sellers;

(ii)          the Employment Agreements, duly executed by each of the Sellers, Dustin Combs and Riley Combs;

(iii)         the certificates, documents and instruments of transfer and conveyance set forth in Section 2.2 of this Agreement, duly endorsed or executed by the Sellers as provided therein;

(iv)         the Articles of Incorporation of the Company certified as of the most recent practicable date by the Secretary of State of Oregon;

(v)          a certificate of the Secretary of State of Oregon and the States listed on Schedule 4.2(a) as to the good standing of the Company as of the most recent practicable date in each of such jurisdictions;

(vi)         the authorizations, consents and approvals set forth in Schedule 4.1(c) attached hereto, including an estoppel certificate from the landlord for the Leased Real Estate;

(vii)        payment in full by wire transfer or bank cashier’s check of all outstanding loans and advances from the Company to any of the Sellers and any affiliates of the Sellers;

(viii)       the duly executed resignations of all officers and directors of the Company from all offices and directorships of the Company held by them;

(ix)         a certificate of the Sellers dated the Closing Date and signed by the Sellers (A) certifying to the accuracy of copies of the Articles of Incorporation and Bylaws of the Company, as amended to date, attached thereto, and (C) certifying to the names of all officers and directors of the Company as of immediately prior to the Closing;

(x)          a Release duly signed by each Seller;

(xi)         the original corporate record books and stock record books of the Company;

(xii)        a termination of any shareholder agreement or similar agreement among any of the Sellers and/or the Company;

(xiii)       a duly executed assignment for the U.S. Patent Application identified on Schedule 4.15; and

(xiv)       UCC terminations and satisfactory releases for any security interests encumbering any assets of the Company, including a payoff letter from Umpqua Bank setting forth (a) the amount required to be paid on the Closing Date to satisfy all outstanding obligations of the Company and Sellers to Umpqua Bank and (B) the agreement of Umpqua Bank to release all of its liens and security interests against the Purchased Stock or any assets of the Company upon the payment of such amount.

(b)         By Buyer.  At the Closing, Buyer shall deliver to the Sellers the following:

(i)           the Noncompetition Agreements and the Employment Agreements, duly executed by Buyer; and

(ii)          payment by wire transfer of the Closing Cash Payment as provided in Section 2.3(b) of this Agreement.

4.           REPRESENTATIONS AND WARRANTIES OF SELLERS.  For the purpose of inducing Buyer to enter into this Agreement and to consummate the transactions contemplated hereby, the Sellers jointly and severally represent and warrant and agree that:

4.1          Ownership of Purchased Stock; Authority; Consents.

(a)           Ownership.  Each Seller is the owner of, and has good and marketable title to, that number of the shares of Purchased Stock as is set forth in Schedule 4.2(d) attached hereto as being owned by such Seller, free and clear of all liens, claims and encumbrances, and has full legal title and power and the authorizations and approvals necessary to sell, transfer and deliver such shares of the Purchased Stock to Buyer.  No Seller has granted a currently effective power of attorney or proxy to any Person with respect to all or any portion of its shares of the Purchased Stock.  Upon delivery of the certificates for such shares of Purchased Stock by such Seller pursuant to this Agreement, Buyer will acquire good and marketable title to such shares of Purchased Stock, free and clear of all liens, claims and encumbrances.

(b)           Authority.  Each Seller has all requisite power and authority to enter into this Agreement, and the related agreements referred to herein, and to carry out such Seller’s obligations hereunder.  The execution and delivery by each Seller of this Agreement and the other documents and instruments to be executed and delivered by each such Seller pursuant hereto and the consummation by such Seller of the transactions contemplated hereby and thereby have been duly authorized by such Seller.  This Agreement and the related agreements, documents and instruments referred to herein have been duly executed and delivered by each Seller who is a party thereto and constitute the valid and legally binding obligations of each such Seller, enforceable against such Seller in accordance with their respective terms.

(c)           Consents.  No consent, approval, authorization or order of any court, governmental agency or body is required for the consummation by the Sellers of the transactions contemplated by this Agreement, except those set forth in Schedule 4.1(c) attached hereto.  Except as disclosed on Schedule 4.1(c), the execution, delivery and performance by the Company and the Sellers of this Agreement, and the consummation by the Company and the Sellers of the transactions contemplated hereby, does not and will not, with or without the giving of notice or the lapse of time or both, require the consent of any third party under any contract, agreement, lease or license to which the Company or any of the Sellers is a party.

4.2          Corporate Matters.

(a)           Organization and Qualification; Power.  The Company is a corporation duly organized, validly existing and in good standing under the Laws of the State of Oregon.  The Company is duly qualified and/or licensed, as the case may be, and in good standing in each of the jurisdictions listed on Schedule 4.2(a), which are the only jurisdictions where the nature of its activities or the character of the properties owned, leased or operated by it require such qualification or licensing.  The Company has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)           Subsidiaries.  The Company has no subsidiaries and does not own any stock, limited liability company interests or other equity interests in any Person.

(c)         Compliance; Binding Effect.  The execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, and the consummation of the transactions contemplated hereby, will not: (i) violate any provision of the Articles of Incorporation or Bylaws of the Company; (ii) constitute a default under, or constitute an event which with the giving of notice or the lapse of time or both would become a default under, or result in the creation or imposition of any lien, charge, pledge, security interest or other encumbrance upon any of the assets of the Company under, or create any rights of termination, cancellation, purchase, or acceleration in any Person under, any mortgage, lien, lease, agreement or other instrument or obligation to which the Company is a party or by which the Company or its assets are bound; or (iii) violate or conflict with any Law, order, writ, injunction, judgment, arbitration award, decree or other restriction of any kind or character to which the Company or its assets are subject or bound.

(d)         Capitalization of the Company; Ownership of Common Stock.

(i)           The entire authorized capital stock of the Company consists of the Common Stock, of which 305 shares are issued and outstanding.  Schedule 4.2(d) to this Agreement sets forth the names of, and number of shares of the Common Stock owned of record by, each of the Sellers, who are the only owners of any equity interest in the Company.  All of the issued and outstanding shares of the Common Stock have been duly authorized and validly issued, are fully paid and nonassessable and are owned of record by the Sellers as set forth in  Schedule 4.2(d) attached hereto free and clear of all liens, claims, encumbrances and restrictions whatsoever.  No shares of Common Stock or other ownership interests in the Company are reserved for issuance or are held as treasury shares, except as set forth in Schedule 4.2(d) to this Agreement.  The Company has complied with, and is in compliance with, all applicable securities Laws, including without limitation with respect to the issuance, sale and/or the repurchase of any shares of Common Stock.

(ii)          Except for this Agreement and except as set forth on Schedule 4.2(d), there are no outstanding options, warrants, conversion rights or other rights to subscribe for or purchase, or other contracts with respect to, any capital stock of the Company pursuant to which the Company is or may become obligated to issue or redeem or exchange any shares of the Company’s capital stock.

(e)         Articles of Incorporation; Bylaws; Minute Books; Records.  The Company has heretofore delivered to Buyer true and complete copies of the Articles of Incorporation and Bylaws of the Company, as amended and in effect on the date of this Agreement.  The minute books of the Company which heretofore have been provided to Buyer for examination contain complete and accurate records of all written corporate action taken by the board of directors and stockholders of the Company through the date hereof, and completely and accurately reflect all transactions in the shares of capital stock of the Company.  The accounting books and records of the Company are complete and correct and are maintained in a manner consistent with past practice.  The officers and directors of the Company as of the date of this Agreement are as set forth in Schedule 4.2(e) to this Agreement.

(f)          Current Status of Burch’s Shoes.  The Company and the Sellers have taken all necessary actions to completely separate all legal and contractual ties between Burch’s Shoes and the Company.  The Company has transferred all assets and liabilities of Burch’s Shoes to a Person other than the Company (such separation and transfer is referred to herein as the “Separation and Transfer”), and such Person has assumed, without any limitations, all liabilities and obligations related to or arising from Burch's Shoes.  Except as set forth on Schedule 4.2(f), the Separation and Transfer did not result in any liability to or obligations of the Company and will not cause the Company or the Buyer to incur any liability or obligation.  No obligations or liabilities of Burch’s Shoes remain with the Company as a result of the Separation and Transfer or as a result of its continued existence.

4.3          Authority; Validity.  The execution and delivery by the Company of this Agreement and the other documents and instruments to be executed and delivered by the Company pursuant hereto and the consummation by the Company of the transactions contemplated hereby and thereby have been duly authorized by the Company.  No further corporate act or proceeding on the part of the Company is necessary to authorize this Agreement or the other documents and instruments to be executed and delivered by the Company pursuant hereto or the consummation by the Company of the transactions contemplated hereby and thereby.  This Agreement and the related agreements, documents and instruments referred to herein to which the Company is a party have been duly executed and delivered by the Company and constitute the valid and legally binding obligations of the Company, enforceable against the Company in accordance with their respective terms.

4.4          Closing Receivables; Net Working Capital.  Set forth on Schedule 4.4 are all Closing Receivables on which the Sellers have Knowledge of a collectability issue. The Net Working Capital set forth on the Net Working Capital Statement attached hereto as Schedule 2.5(a) is true and correct.  The Bad Debt Reserve Amount is reflected in the calculation of the Closing Receivables included on the Net Working Capital Statement.  To the Knowledge of the Sellers, the Net Working Capital Statement appropriately accounts and reserves for all sales discounts and allowances, including co-op advertising, on the Closing Receivables.

4.5          Financial.  The Sellers previously furnished to Buyer true and correct copies of the Financial Statements, copies of all of which are attached hereto as Schedule 4.5(a).  Except as indicated in Schedule 4.5(b) attached hereto, the Financial Statements were prepared in accordance with GAAP consistently applied through the applicable periods involved (except that the Interim Financial Statements are subject to normal year-end adjustments and do not include footnotes), and present fairly the financial condition of the Company as of the respective dates of such Financial Statements and the results of operations for the respective periods then ended.  Since December 31, 2010, there has been no change in the accounting methods or practices of the Company, no change in the Company’s policies with respect to depreciation or amortization including useful lives of assets or rates for depreciation or amortization, and no change in the Company’s policies with respect to pricing inventory or capitalizing costs.

4.6          Absence of Changes.

(a)          Except as set forth in Schedule 4.6 attached hereto and except as disclosed in the Financial Statements, since January 1, 2010, there has been no (i) adverse change in the business, property or condition (financial or otherwise) or results of operations of the Company, either individually or taken as a whole, from that shown in the Financial Statements, (ii) damage, destruction or loss (whether or not covered by insurance) which singly or in the aggregate adversely affects the Company’s assets or the business or financial condition of the Company, (iii) commitment to increase or effected increase in either the rate of compensation or the actual compensation payable or to become payable by the Company to any of its officers or employees over the amount paid for the fiscal year ended December 31, 2010, (iv) new contract, agreement, license or transaction or termination of any previously existing contract, agreement or license other than in the ordinary course of business, (v) actual or, to the Knowledge of the Sellers, threatened labor trouble or strike affecting the Company, (vi) cancellation or other written termination of a relationship with the Company, or written notice to the Company of a future cancellation or other termination of a relationship with the Company, by any single supplier or customer of the Company who accounted for more than 2% of the Company’s purchases or sales, determined by reference to the Company’s fiscal year ended December 31, 2010, (vii) commitment for, declaration, setting aside, or payment of any dividend or other distribution in respect of any of the Company’s capital stock, or (viii) transaction or transactions by the Company outside the ordinary course of business.

(b)          Except as set forth in Schedule 4.6 attached hereto, since January 1, 2004, there has been no direct or indirect redemption, purchase or other acquisition by the Company of any shares of its capital stock.

(c)          Except as set forth in Schedule 4.6, since January 1, 2011, the Company has not granted or permitted any increase in the compensation payable or to become payable to any of the Company’s officers or employees, or granted or permitted any increase in the benefits under any bonus, insurance, pension or other benefit plan, payment or arrangement made to, for or with any such employees or officers (including without limitation any sale bonus or stay bonus to employees with respect to the transactions contemplated herein).

4.7          Absence of Undisclosed Liability.  Except as set forth in Schedule 4.7 attached hereto and as disclosed on the Financial Statements, to the Knowledge of the Sellers there are no liabilities or obligations of any kind whatsoever, whether direct, indirect, accrued, contingent or absolute, and whether or not determined or determinable (other than the liabilities of the Company set forth on the Net Working Capital Statement), to which the Company or the Acquired Business will be subject following consummation of the transactions contemplated hereby, and there is no existing claim, condition, situation or set of circumstances which could reasonably be expected to result in any such liability or obligation.

4.8          Powers of Attorney.  Except as set forth in Schedule 4.8 hereto, there are no employees or agents of the Company who hold powers of attorney to act with respect to the Company, its assets or the Acquired Business.

4.9          Litigation.  Except as set forth in Schedule 4.9 hereto, the Company is not bound by any order, judgment, stipulation or consent decree of any court or governmental agency affecting its assets, or limiting or affecting its operations; there is no suit, action, or legal, administrative, arbitration or other proceeding or governmental investigation pending or, to the Knowledge of the Sellers, threatened in writing that could adversely affect the business, financial condition or assets of the Company; there are no labor strikes, filed grievances or other labor troubles pending or, to the Knowledge of the Sellers, threatened against the Company, and there is no pending arbitration proceeding arising out of any union agreement to which the Company is or was a party; there are not currently pending or, to the Knowledge of the Sellers, threatened against the Company any investigations of charges or complaints, and there are no outstanding uncorrected or unresolved citations, charges, complaints, orders or judgments, issued or made by any governmental agency, or by a court, with respect to its application or enforcement of the Laws relating to the Company’s business operations, environmental protection, labor relations, employee safety and health, wages, hours and other labor standards, and fair employment; and no judgment or pending or, to the Knowledge of the Sellers, threatened claim exists under any applicable worker’s compensation Law by reason of employment of the employees of the Company that is not fully covered by worker’s compensation insurance.

4.10       Licenses; Compliance With Laws and Regulations.

(a)          Governmental Licenses.  Except as set forth in Schedule 4.10(a) hereto, to the Knowledge of the Sellers the Company has all governmental licenses and permits necessary to conduct its business, and such licenses and permits are in full force and effect and listed on Schedule 4.10(a) hereto.  Except as set forth in Schedule 4.10(a) hereto, no violations are or have been recorded and remain outstanding in respect of such licenses or permits and no proceeding looking toward the revocation or limitation of any of them is pending or threatened.  Set forth in attached Schedule 4.10(a) is a complete list of all inspection reports, complaints, citations and notices of violations or alleged violations received by the Company within the period of two (2) years prior to the date hereof from any governmental agency having jurisdiction over the Company or its business.

(b)        Compliance With Laws and Regulations.  Except as provided in Schedule 4.10(b) attached hereto, to the Knowledge of the Sellers the Company is in compliance with all applicable Laws relating to the operation of its business and its products, the Leased Real Estate, and its other assets, including, without limitation, all zoning, building, fire, plumbing, product, health and safety Laws including applicable product, safety and consumer protection specifications, guidelines and standards, including without limitation those related to the lead content of children’s products, and no notice has been served upon it claiming violation of any of the foregoing.  Except as provided in Schedule 4.11(e) attached hereto, to the Knowledge of the Sellers the Leased Real Estate and all buildings and improvements situated thereon, and the use thereof by the Company complies with all Laws, easements and restrictions, if any.

4.11       Title to and Condition of Property.

(a)          Real Property Used.  The Leased Real Estate constitutes all real property used by the Company in the Acquired Business.  The Company does not own any Owned Real Estate.

(b)          Title.  The Company owns good and marketable title to, and has undisputed possession of, all of its assets and properties, free and clear of all options, adverse claims, restrictions, tenancies, debts, claims, security interests, defects of title, mortgages, liens, pledges, charges or encumbrances of any nature whatsoever.

(c)          Condition; Sufficiency.  The assets of the Company (together with the Leased Real Estate) constitute all of the property relating to or used or held for use in connection with the Acquired Business on this date, and comprise all property necessary for the continued conduct of the Acquired Business after the Closing by the Company as conducted prior to the Closing by the Company.  To the Knowledge of the Sellers, subject only to ordinary wear and tear, the assets of the Company are usable and used in the Acquired Business, have been well maintained and are in good operating condition and repair.  Since January 1, 2010, no such asset essential to the operation of the Acquired Business has been destroyed, diverted by the Company to other uses, or otherwise disposed of by the Company without having been adequately replaced.

(d)          Insurance.  The Company, the Acquired Business, the Leased Real Estate and all of the Company’s assets have been and are insured, and will be insured through the Closing Date, in the amounts and against the risks set forth in Schedule 4.11(d) attached hereto.  The Company is not in default with respect to any provision contained in any insurance policy for the Company and has not failed to give notice or present any claim under any such policy in due and timely fashion.  During the last two years, the Company has not had any insurance policy or coverage thereunder cancelled, withdrawn or not renewed by the insurer.  The Company has not received notice of and the Sellers are not aware of any cancellation or threat of cancellation of such insurance.  Except as set forth in Schedule 4.11(d) attached hereto, no property damage, personal injury or products liability claims have been made, or are pending, against the Company that are not fully covered by insurance (except to the extent of co-insurance and deductibles reflected in the applicable insurance policies).

(e)          Leased Real Estate.  Except as set forth in Schedule 4.11(e) to this Agreement, there are no commenced or, to the Knowledge of the Sellers, planned public improvements related to the Leased Real Estate which may result in special assessments or area wide charges for which the Company would be responsible as lessee of the Leased Real Estate, or which might otherwise adversely affect such Leased Real Estate; no governmental agency or court order has been issued requiring repairs, alterations or correction of any existing conditions of the Leased Real Estate; there is no pending or, to the Knowledge of the Sellers, planned or contemplated condemnation or similar action or change in any zoning or building ordinance affecting the Leased Real Estate; to the Knowledge of the Sellers there are no structural or mechanical defects in the Leased Real Estate, including adequacy and quality of well and sanitary disposal systems or defects which are reasonably likely to result in the discharge of pollutants into the environment; to the Knowledge of the Sellers there is no violation of or nonconformance with any Law requiring or calling attention to the need for any work, repairs, construction, alteration or installation affecting the Leased Real Estate; to the Knowledge of the Sellers all buildings and other improvements situated on the Leased Real Estate are located within the boundary lines thereof and any applicable setback lines without overlap; and to the Knowledge of the Sellers no part of the Leased Real Estate is located within a flood or lakeshore erosion hazard area.  All of the Leased Real Estate has rights of access to public roads.

(f)          Inventories.  The inventories and supplies included in the assets of the Company on the Net Working Capital Statement in excess of the inventory reserve, if any, set forth on the Net Working Capital Statement consist of a quantity and quality usable and saleable in the ordinary course of business of the Company.

4.12       Taxes.

(a)          Except as set forth in Schedule 4.12(a) attached hereto, the Company (i) has timely filed with the appropriate governmental agencies all Tax Returns required to be filed by it as of the date of this Agreement for all periods ended prior to the date of this Agreement, (ii) has not requested any extensions with respect to such Tax Returns that are still outstanding, and (iii) has paid all Taxes shown as payable on such Tax Returns and has not executed or filed with the Internal Revenue Service or any other taxing authority any agreement, waiver or other document or arrangement that is currently in effect and that extends or has the effect of extending the period for assessment or collection of Taxes (including without limitation any applicable statute of limitation), and no power of attorney with respect to any Tax matter is currently in force.  All Tax Returns filed by the Company were correct and complete.

(b)          All Taxes that the Company is required by Law to pay, withhold or collect for all periods ending on or prior to the Closing Date have been correctly reported and fully paid, withheld or collected, or adequately reserved for as set forth in the Net Working Capital Statement.

(c)          Except as described in Schedule 4.12(c) attached hereto, neither the Internal Revenue Service nor any other taxing authority has audited any Tax Return filed by the Company for any open years of the Company preceding the Closing Date.  Except as set forth on Schedule 4.12(c) attached hereto, no notice has been received from, and no claim has been made by, a taxing authority in a jurisdiction where the Company does not file Tax Returns such that it may be subject to taxation by that jurisdiction.

(d)          Except as described in Schedule 4.12(d) attached hereto, the Company has not used the cash method of accounting for any portion of its business in the last three years.  The Company has not agreed to nor is required to make any adjustments pursuant to Section 481(a) of the Code or any similar provision of state, local or foreign Law by reason of a change in accounting method initiated by the Company and neither the Internal Revenue Service nor any other taxing authority has proposed any such adjustment or change in accounting method, and the Company does not have any application pending with any taxing authority requesting permission for any such changes in accounting methods.

(e)          The Company has not executed or entered into a closing agreement pursuant to Section 7121 of the Code or any predecessor provision thereof or any similar provision of state, local or foreign Law.

(f)           Except as set forth in Schedule 4.12(f) attached hereto, there are no audits or investigations by any taxing authority in progress of which the Company has received notice and the Company has not received any written notice from any taxing authority that it intends to conduct such an audit or investigation.  No issue has been raised in any written notice to the Company by a federal, state, local or foreign taxing authority in any current or prior examination which, by application of the same or similar principles, could reasonably be expected to result in a proposed deficiency for any subsequent taxable period.

(g)          The Company is not subject to any private letter ruling of the Internal Revenue Service or any comparable ruling of any state, local, or foreign taxing authority.

(h)          Except as described in Schedule 4.12(h) attached hereto, the Company is not a party to any Tax allocation or Tax sharing agreement or obligation.

(i)           The Company has not been and is not a United States real property holding corporation within the meaning of Section 897(c)(1)(A) of the Code during the applicable period specified in Section 897(c)(1)(A)(ii) of the Code.  None of the Sellers is a foreign person subject to withholding under Code Section 1445.

(j)           The Company has not been a member of an affiliated group filing a consolidated, combined or unitary income Tax Return, except as described in Schedule 4.12(j) attached hereto.

(k)           Schedule 4.12(k) lists all federal, state, local and foreign Income Tax Returns filed with respect to the Company for taxable periods ending on or after December 31, 2005, indicates those Income Tax Returns that have been audited and indicates those Income Tax Returns that currently are the subject of an audit or examination.

(l)           The Sellers have made available to Buyer correct and complete copies of all Income Tax Returns of, and examination reports and statements of deficiencies assessed against or agreed to by, the Company since December 31, 2004.

(m)         The Company has disclosed on its Income Tax Returns all positions taken therein that, unless so disclosed, could give rise to a substantial understatement of Income Tax within the meaning of Code Section 6662.

(n)          The Company has not been a participant in a “reportable transaction” as defined in Treasury Regulations Section 1.6011-4.

(o)          The Company has not made payments, is not obligated to make payments and is not a party to a contract that could obligate it to make payments that will not be deductible under Code Section 280G.

(p)          The Company has not had a permanent establishment in any foreign country or engaged in a trade or business in any foreign country.

(q)           In the past three years, the Company has not been a party to a transaction that is reported to qualify as a reorganization within the meaning of Code Section 368, distributed a corporation in a transaction that is reported to qualify under Code Section 355, or been distributed in a transaction that is reported to qualify under Code Section 355.

(r)           The Company has not applied for any Tax ruling, entered into any closing agreement with a taxing authority, filed an election under Sections 338(g) or 338(h)(10) of the Code (nor has a deemed election under Section 338(e) of the Code occurred), filed any consent under Code Section 341(f) or agreed to have Section 341(f)(2) of the Code apply to any disposition of a subsection (f) asset (as defined in Section 341(f)(4) of the Code) owned by the Company.

(s)           The Company has duly and validly elected to be treated as an S corporation pursuant to Code Section 1362(a) (and the Laws of each state in which it does business that allows for S corporation treatment), effective March 1, 2005.  This election is currently effective and valid, and no event has occurred that would terminate the Company’s S status.  No taxing authority has challenged the effectiveness of this election.  Except as set forth on Schedule 4.12(s), the Company has no potential liability for Taxes under Code Section 1374 (or any similar provision of foreign, state, or local Law).  The Company has not in the past five years (i) acquired assets from another company in a transaction in which the Company’s basis for the acquired assets was determined, in whole or in part, by reference to the tax basis of the acquired assets (or any other property) in the hands of the transferor, or (ii) acquired the stock of any corporation that is a “qualified subchapter S subsidiary” within the meaning of Code Section 1361(b)(3)(B).

4.13        Vacation Pay.  Schedule 4.13 attached hereto sets forth the true and correct amount of vacation, holiday and sick pay unpaid as of the date hereof for all employees of the Company (i) who have not as of the date hereof taken vacation, holiday or sick time earned prior to the date hereof; or (ii) who have not earned vacation, holiday or sick time as of the date hereof but will earn vacation, holiday or sick time for any period or partial period of employment prior to the date hereof if they continue as employees of the Company to the date when such vacation, holiday or sick time will accrue to them.  Except as set forth in Schedule 4.13 attached hereto, as of the date hereof, the Company does not have any liability, obligation or commitment to any of its employees for vacation, holiday or sick pay earned or accrued up to and including the date hereof, whether or not vested.

4.14        Contracts and Commitments.

(a)           Significant Contracts.  Except for the Contracts set forth in Schedule 4.14(a) to this Agreement, the Company and the Sellers are not a party to, and are not in any way obligated under, (i) any agreement, contract or commitment containing any covenant limiting the freedom of the Company to engage in any line of business or compete with any Person; (ii) any contract, agreement or commitment with the Company’s present or past officers, employees, agents, consultants or advisors that is not cancelable by the Company on notice of not longer than thirty (30) days and without liability, penalty or premium; (iii) any contract, agreement or commitment relating to the disposition of assets of the Company, other than in the ordinary course of business; (iv) any agreement requiring the consent of any other person to the transfer or the sale by the Company of all or substantially all of the Company’s assets or to a change in control with respect to the Company; (v) any lease of, or agreement to purchase or sell, any capital asset; (vi) any management, consulting, personal service, agency or other contract which provides for rendition of services or for any commission, bonus, incentive, consulting or additional compensation; (vii) any agreement or note evidencing any Indebtedness; (viii) any license, other than licenses for off-the-shelf software applications; (ix) any agreement with an agent, dealer, distributor, sales representative or franchisee; (x) any agreement for the storage, transportation, treatment or disposal of any Materials of Environmental Concern; (xi) any agreement restricting the right of the Company to use or disclose any information in its possession; (xii) any partnership, joint venture or similar relationship; (xiii) any open purchase order by the Company to any vendor, or from any customer of the Company, which involves an amount in excess of $50,000; (xiv) any other agreement which involves an amount in excess of $50,000, or is not in the ordinary course of business of the Company; or (xv) any agreement with any third party for the manufacture of the Company’s products.

(b)           Purchase Commitments.  The purchase commitments of the Company are not in excess of the normal, ordinary and usual requirements of the Company’s business or at any excessive price.

(c)           Consents; Renewals; Defaults.  The Company has not received any notice or other written information indicating (i) that any of the Contracts set forth in the attached Schedule 4.14(a) will not be renewed upon expiration or (ii) that with respect to any Contract set forth in the attached Schedule 4.14(a) requiring consent as a result of the transactions contemplated by this Agreement (including without limitation those consents set forth on Schedule 4.1(c) attached hereto), the party whose consent is required will not give that consent.  The Company is not in default under any of the Contracts, and there has not occurred any event which with the lapse of time or giving of notice or both would constitute such a default by the Company.  To the Knowledge of the Sellers the Contracts are valid and binding in accordance with their respective terms and are in full force and effect without any default, waiver or indulgence thereunder by the Company, or, to the Knowledge of the Sellers, by any other party thereto.

4.15       Patents, Trademarks and Trade Names.  Schedule 4.15 attached hereto sets forth a true and correct listing of all patents, trade names, trademarks, service marks, common-law trademarks, copyrights and domain names, and all registrations and applications for any of the foregoing, owned, possessed, licensed or used by the Company or otherwise used in the Acquired Business.  Except as set forth in Schedule 4.15 attached hereto, the Company owns the entire right, title and interest in and to the items listed on Schedule 4.15, and such items are not subject to any pending or, to the Knowledge of the Sellers, threatened litigation or other adverse claims.  To the Knowledge of the Sellers such items do not violate any Intellectual Property Rights of any other Person.  There have been no written claims or assertions by any other Person of infringement of any of such items by the Company.  None of the items listed on Schedule 4.15 is invalid or unenforceable, and all filings required to keep such items effective and enforceable have been made by the Company.  All Intellectual Property Rights owned or held by any of the Sellers, by any employee of the Company or by any other Person affiliated with the Sellers or the Company and used in the Acquired Business have been duly and effectively assigned and transferred to the Company.  The Company has not infringed, misappropriated or otherwise conflicted with, and the operation of the Acquired Business as currently conducted will not infringe, misappropriate or otherwise conflict with, any Intellectual Property Rights of any Person, and the Company has not received notice of any claims alleging any of the foregoing.  The Company owns and possesses, or has a valid and enforceable right to use, all Intellectual Property Rights used in the operation of the Acquired Business as presently conducted.

4.16       Environmental Matters.

(a)           Except as set forth in Schedule 4.16 hereto, the Company is and has been in compliance with all Environmental Laws and has not received any communication (written or oral), whether from a governmental authority, citizens group, employee or otherwise, that alleges that the Company is not in compliance with applicable Environmental Laws, and to the Knowledge of the Sellers there are no present circumstances that may prevent or interfere with such compliance in the future.  All permits and other governmental authorizations currently held by the Company pursuant to the Environmental Laws are identified in Schedule 4.16.

(b)           Except as set forth in Schedule 4.16, there is no Environmental Claim pending or, to the Knowledge of the Sellers, threatened against the Company, or against any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or, to the Knowledge of the Sellers, by operation of law.

(c)           Except as set forth in such Schedule 4.16, the Company has not caused any past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or , to the Knowledge of the Sellers, by operation of Law.  Except as set forth in such Schedule 4.16, to the Knowledge of the Sellers, no Person has caused any past or present actions, activities, circumstances, conditions, events or incidents, including, without limitation, the release, emission, discharge, presence, or disposal of any Material of Environmental Concern, that could form the basis of any Environmental Claim against the Company or any person or entity whose liability for any Environmental Claim the Company has or may have retained or assumed either contractually or, to the Knowledge of the Sellers, by operation of Law.

(d)           Without in any way limiting the generality of the foregoing, (i) all on site and off site locations where the Company stored, disposed or arranged for the disposal of Materials of Environmental Concern are identified in Schedule 4.16, (ii) to the Knowledge of the Sellers, there are no underground storage tanks located on property at any time owned or leased by the Company, (iii) to the Knowledge of the Sellers, except as set forth in Schedule 4.16, there is no asbestos contained in or forming part of the Leased Real Estate or any building, building component, structure or office space owned or leased by the Company, and (iv) to the Knowledge of the Sellers, except as set forth in Schedule 4.16, no polychlorinated biphenyls (PCB’s) are used or stored at the Leased Real Estate or any property owned, leased or used by the Company.

4.17       Computer Systems.  All of the computer hardware and software systems, and all equipment including imbedded microprocessors, owned, leased or used by either of the Company (including, without limitation, those related to equipment, manufacturing processes, quality control activities, accounting and bookkeeping records and record keeping activities, environmental, HVAC and other facility controls, and security and communications systems) are fully operational and are operating properly as designed.

4.18       Transactions with Affiliates.  Except as set forth in Schedule 4.18 hereto, since December 31, 2009, the Company has not, directly or indirectly, purchased, leased from or otherwise acquired any property or obtained any services from, or sold, leased to or otherwise disposed of any property or furnished any services to, or otherwise dealt with, in the ordinary course of business or otherwise, any Seller or any other Person which, directly or indirectly, controls, is controlled by or is under common control with the Company.

4.19       Bank Accounts.  Schedule 4.19 attached hereto contains a complete list of each bank, financial institution and brokerage company in which the Company has an account together with the type of account and the names of all persons authorized to draw thereon or have access thereto.

4.20       No Pending Transactions.  Except for this Agreement, neither the Company nor any of the Sellers is a party to or is bound by any agreement, undertaking or commitment:  (a) to merge or consolidate the Company with, or to have the Company acquire all or substantially all of the properties and assets of, any other Person; (b) to sell, lease or exchange all or substantially all of the Company’s properties and assets to any other Person; (c) to sell or exchange all or substantially all of the capital stock of the Company to any other Person; or (d) to reorganize the Company.

4.21       Indebtedness; Investments.

(a)           Except as disclosed in Schedule 4.21(a) attached hereto, the Company does not have any Indebtedness.

(b)           Except as disclosed in Schedule 4.21(b), the Company does not own, or have any right or obligation to acquire, any Investment.

4.22       Product Warranties.  Attached as Schedule 4.22 to this Agreement are true and accurate copies of all of the forms of product warranty or guaranty now in effect or outstanding with respect to products sold or leased by the Company and all of the forms of product warranty or guaranty which have been issued by the Company during the past two years.

4.23       Warranty Claims and Customer Complaints.  Except as set forth on Schedule 4.23 attached hereto, there are no existing or, to the Knowledge of the Sellers, threatened claims or customer complaints against the Company (i) for or related to any alleged defective product or (ii) for or related to any product which alleges failure to meet any service or product warranties of the Company or any applicable standard or specification of any contract or purchase order for such product or any applicable foreign, federal, state or local Law, in either case which involve costs to the Company in excess of $5,000 or which in the aggregate for all claims and customer complaints against the Company exceed $25,000.  Schedule 4.23 accurately describes all such claims or customer complaints (exceeding the dollar thresholds set forth in the previous sentence) received by the Company during the past two years including, with respect to each such claim or customer complaint, a description of (i) the nature of the claim or customer complaint and (ii) the date of the claim or customer complaint.  None of the Company’s products contain harmful or unsafe levels of lead.

4.24       Employees.

(a)           To the Knowledge of the Sellers the Company is in compliance with all applicable Laws respecting labor and employment, applicant and employee background checking, immigration, discrimination in employment, terms and conditions of employment, wages, hours and occupational safety and health and employment practices, and is not engaged in any unfair labor practice.  There are no outstanding claims against the Company for any payment to any trust or other fund or to any governmental entity, with respect to unemployment compensation benefits, social security or other benefits or obligations for employees other than routine payments to be made in the ordinary course.  Except as set forth on Schedule 4.24(a), there are no pending claims against the Company under any workers compensation plan or policy or for long term disability.  Except as set forth on Schedule 4.24(a), there is not currently, and there has not been in the past three years, any legal proceeding against the Company based on actual or alleged wrongful termination, unlawful or unfair dismissal, or race, age, sex, disability or other harassment or discrimination.  Except as set forth on Schedule 4.24(a), to the Knowledge of the Sellers there are not currently, and there have not been in the past three years, any activities or proceedings of any labor union to organize any employees of the Company.  Except as set forth on Schedule 4.24(a), none of the managers or corporate staff departments heads of the Company have given written notice to the Company within the past six months that any such employee intends to terminate his or her employment with the Company.

(b)           Schedule 4.24(b) contains a complete and accurate list of the following information for each employee of the Company, including each employee on leave of absence or layoff status:  name; job title; and the current and the prior year’s compensation or remuneration (including any bonus).  Except as set forth on Schedule 4.24(b), the Company has not made any promises for the payment of any bonuses, backpay or other remuneration to any employees, contractors or other Persons in any way related to the transactions contemplated by this Agreement.

(c)           Except as set forth in Schedule 4.24(c) hereto, the Company is not a party to, and is not negotiating, any collective bargaining or other labor union contract or employment agreements with its employees or with any organization representing any of its employees, and is not bound by any other agreement with a labor organization; the Company does not have any agreements, arrangements or commitments that contain any severance or termination pay or liabilities or obligations for any bonus, deferred compensation, pension, profit sharing or retirement arrangement with any employee or former employee, and the Company is not presently paying any pension, deferred compensation or retirement allowance to any former employee.

4.25       Benefit Plans.

(a)           Except for the Existing Plans, the Company does not maintain any Benefit Plan.  The Sellers have delivered to Buyer true and correct copies of each of the Existing Plans for which written documentation exists, together with copies of any summary plan or similar description thereof and the most recent actuarial reports, reviewed financial statements and Form 5500 and schedules, if any, with respect thereto.  Each of the Existing Plans is in compliance in all respects with applicable Law, including without limitation, the Code and ERISA, and any Benefit Plan terminated by the Company during the five-year period ending with the date of this Agreement was in compliance with such Law and was terminated in compliance with such Law.  All of the Existing Plans which are intended to meet the requirements of Section 401(a) of the Code have been determined by the Internal Revenue Service to be “qualified” within the meaning of Section 401(a) of the Code or timely application has been made therefor, and there are no facts Known to the Sellers which would adversely affect the qualified status of such Existing Plans.  The Company is not in default in any respect in performing its obligations under any of the Existing Plans, and all contributions, payments, liabilities or obligations under any Existing Plans that are required to have been paid on or before the date hereof have been paid or that are required to have been accrued on the date hereof on the books of account of the Company by GAAP applied consistently with the past practice of the Company for year-end financial statements have been so accrued.

(b)           With respect to each Existing Plan, all reports required under ERISA or any other applicable Law or regulation to be filed by or on behalf of such Plan with the relevant governmental authority the failure of which to file could reasonably result in liability to the Company have been duly filed and all such reports are true and correct as of the date given.

(c)           Neither the Company nor any of its ERISA Affiliates nor any Existing Plan has engaged in a “prohibited transaction” (as such term is defined in Section 4975 of the Code and Sections 406 and 408 of ERISA), which would subject the Company (after giving effect to any exemption) or any Existing Plan to the tax or penalty on prohibited transactions imposed by Section 4975 of the Code, Section 502 of ERISA or any other liability.

(d)           No Existing Plan has been terminated, nor has any “accumulated funding deficiency” (as defined in Section 412(a) of the Code) been incurred (without regard to any waiver granted under Section 412 of the Code), and no funding waiver from the Internal Revenue Service has been received or requested with respect to any Existing Plan and neither the Company nor any of its ERISA Affiliates failed to make any contributions or to pay any amounts due and owing as required by Section 412 of the Code, Section 302 of ERISA or the terms of any Existing Plan prior to the due date of such contribution under Section 412 of the Code or Section 302 of ERISA, nor has there been any reportable event or any event requiring disclosure under Section 4041(c)(3)(C), 4063(a) or 4068(f) of ERISA with respect to any Existing Plan.

(e)           The value of the assets of each Existing Plan which is a “defined benefit” plan (as defined in Section 3(35) of ERISA) equaled or exceeded the present value of the “benefit liabilities” (as defined in Section 4001(a)(16) of ERISA) of each such plan as of the end of the preceding plan year, using the plan’s actuarial assumptions as in effect for such plan year.

(f)           There are no claims (other than claims for benefits in the normal course), actions or lawsuits asserted or instituted against, and there are no pending or to the Knowledge of the Sellers threatened litigation or claims against, the assets of any Existing Plan or against any fiduciary of such Existing Plan with respect to the operation of such Existing Plan, which, if adversely determined, could have an adverse effect on the business, operations, properties, assets or condition (financial or otherwise) of the Company.

(g)           Except as specified otherwise in Schedule 4.25 attached to this Agreement, each of the Existing Plans can be terminated by the Company within a period of 30 days following the Closing Date, without payment of any additional compensation or amount or the additional vesting or acceleration of any benefits under any of such plans, and none of the transactions contemplated by this Agreement shall result in the acceleration of any payments under any Existing Plan.

(h)           Neither the Company nor any of its ERISA Affiliates has incurred (a) any liability to the PBGC (other than routine claims and premium payments), (b) any withdrawal liability (and no event has occurred which, with the giving of notice under Section 4219 of ERISA, would result in such liability) under Section 4201 of ERISA as a result of a complete or partial withdrawal (within the meaning of Section 4203 or 4205 of ERISA) from a multiemployer plan described in Section 3(37) of ERISA or (c) any liability under ERISA Section 4062 to the PBGC, or to a trustee appointed under Section 4042 of ERISA.

(i)           Neither the Company nor any of its ERISA Affiliates nor any organization to which the Company or any of its ERISA Affiliates is a successor or parent corporation (as described in Section 4069(a) of ERISA) has engaged in a transaction described in Section 4069 of ERISA.

(j)           The Company does not maintain and has not established any “welfare benefit plan” (within the meaning of Section 3(1) of ERISA), other than those listed on Schedule 1.1 to this Agreement, which provides for continuing benefits or coverage for any participant or any beneficiary of a participant after such participant’s termination of employment except as may be required by the Consolidated Omnibus Budget Reconciliation Act of 1985, as amended (“COBRA”), and the regulations thereunder.

(k)           The Company and each of its ERISA Affiliates maintaining a “welfare benefit plan” (within the meaning Section 3(1) of ERISA) has complied with all applicable notice and continuation coverage requirements of COBRA and the regulations thereunder such that there would not result any tax, penalty or liability to the Company.

(l)           Neither the Company nor any of its ERISA Affiliates has any liability as a successor of any other organization to any Benefit Plan (or beneficiary, sponsor, trustee or fiduciary of such plan) pursuant to successor liability rules of Title IV of ERISA or federal common law.

(m)           Except as set forth in Schedule 4.25 hereto, the Company does not have any Existing Plan or other agreements, arrangements or commitments that contain any severance or termination pay liabilities or obligations, whether legally binding or not, with any employee or former employee, and the Company is not presently paying any severance or termination payments to any former employee.

4.26        Multi-Employer Plans.  Neither the Company nor any of its ERISA Affiliates contributes, is required to contribute and since January 1, 1976 has contributed, to any multiemployer plan within the meaning of Section 3(37) of ERISA.

4.27        Benefit Claims.  No person has asserted any claim under which the Company has any liability under any Benefit Plan maintained by the Company or to which the Company is a party, or under any worker’s compensation or similar Law, which is not fully covered by insurance maintained with unaffiliated, financially sound, reputable insurers or, if not insured, for which an adequate reserve is not reflected on the Net Working Capital Statement.

4.28        Disclosure.  No representation or warranty by the Sellers in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of the Company or the Sellers pursuant to this Agreement, or any document or certificate delivered to Buyer pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

4.29        Representations and Warranties True at Closing.  The representations and warranties of Sellers, set forth in this Section 4 shall be true and correct on the Closing Date as if made again on and as of the Closing Date.

5.         REPRESENTATIONS AND WARRANTIES OF BUYER.  For the purpose of inducing the Company and the Sellers to enter into this Agreement and to consummate the transactions contemplated hereby, Buyer represents and warrants to the Company and the Sellers and agrees that:

5.1        Corporate Matters Regarding Buyer.

(a)           Organization and Qualification; Power.  Buyer is a corporation duly organized and validly existing under the Laws of the State of Wisconsin.  Buyer has all requisite corporate power and authority to own, lease and operate all of its properties and assets and to carry on its business as it is now being conducted.

(b)           Authorization.  Buyer has all requisite corporate power and authority to enter into this Agreement and the related agreements referred to herein and to carry out its obligations hereunder and thereunder.  No further corporate proceedings on the part of Buyer are necessary to authorize this Agreement or the transactions contemplated hereby, and this Agreement and the related agreements, documents and instruments referred to herein to which Buyer is a party have been duly executed and delivered by Buyer and constitute the valid and legally binding obligations of Buyer, enforceable against it in accordance with their respective terms.

(c)           Compliance; Binding Effect.  The execution and delivery of this Agreement and the related agreements, documents and instruments referred to herein, and the consummation of the transactions contemplated hereby, by Buyer will not (i) violate any provisions of the Articles of Incorporation or Bylaws of Buyer or (ii) constitute a default under, or constitute an event which with the giving of notice or the lapse of time or both would become a default under, or create any rights of termination, cancellation, purchase, or acceleration in any person under, any mortgage, lien, lease, agreement or other instrument or obligation to which Buyer is a party or by which Buyer is bound, or (iii) violate or conflict with any Law, statute, regulation, order, writ, injunction, judgment, arbitration award, decree or other restriction of any kind or character to which Buyer is subject or by which Buyer is bound.

(d)           Consents.  No consent, approval, authorization or order of any court, governmental agency or body, or third party is required for the consummation and performance by Buyer of the transactions contemplated by this Agreement.

5.2          Disclosure.  No representation or warranty by Buyer in this Agreement, and no statement, certificate or schedule furnished or to be furnished by or on behalf of it pursuant to this Agreement, or any document or certificate delivered to the Company or the Sellers pursuant to this Agreement or in connection with actions contemplated hereby, contains or shall contain any untrue statement of material fact or omits or shall omit a material fact necessary to make the statements contained therein, in light of the circumstances in which they were made, not misleading.

5.3          Representations and Warranties True at Closing.  The representations and warranties of Buyer set forth in this Section 5 shall be true and correct on the Closing Date as if made again on and as of the Closing Date.

6.           COVENANTS OF SELLERS AND THE COMPANY.

6.1           INTENTIONALLY OMITTED.

6.2           Released Liabilities.  As of the Closing, the Sellers jointly and severally (i) assume and agree to pay and be responsible for the Released Liabilities and (ii) release the Company and Buyer from all of the Released Liabilities; provided that Sellers’ obligation to assume, pay and be responsible as provided in item 3 of the Released Liabilities shall expire one (1) year after the Closing Date.

6.3           Closing Receivables.  If any Closing Receivables are not collected by the Company within 120 days following the Closing Date (assuming the Company takes reasonable efforts to collect the same), then the Buyer shall have the right to require the Sellers to purchase for cash from the Company, at face value, such Closing Receivables.  If the Buyer exercises this right, then upon tender by the Company to the Sellers of the assignment of such Closing Receivables, without recourse, the Sellers shall pay to the Company by wire transfer of immediately available funds the full value thereof, within five (5) days after such tender.  In no event will such payment be made from or reduce the Holdback Amount.  The Buyer and the Company shall further reasonably cooperate with the Sellers on the collection of any Closing Receivables so assigned, provided that in no event will the Company or the Buyer be required to commence or participate in any litigation with respect to such Closing Receivables or take any action that the Buyer or the Company, in its or their sole discretion, deem to be harmful to its or their relationship with the Person owing payment on such Closing Receivables.

6.4           Further Acts.  On the Closing Date, or thereafter if necessary, the Sellers shall, without cost or expense to Buyer, execute and deliver to or cause to be executed and delivered to Buyer such further instruments of transfer and conveyance and take such other action as Buyer may reasonably require to carry out more effectively and completely the transactions contemplated by this Agreement, including without limitation all reasonable requests by Buyer with respect to updating the title to the intangible property set forth on Schedule 4.15 in the name of the Company.

6.5           INTENTIONALLY OMITTED.

6.6           INTENTIONALLY OMITTED.

7.           COVENANTS OF BUYER.

7.1           Further Acts.  On the Closing Date, or thereafter if necessary, Buyer shall, without cost or expense to the Sellers, execute and deliver to or cause to be executed and delivered to the Sellers such further instruments and take such other action as the Sellers may reasonably require to carry out more effectively and completely the transactions contemplated by this Agreement.

7.2           INTENTIONALLY OMITTED.

7.3           INTENTIONALLY OMITTED.

8.           MUTUAL COVENANTS AND WARRANTIES.

8.1           Publicity.  No public announcement or statement, press release or other publicity regarding the transactions referred to herein shall be made by any party hereto without the prior written approval of Buyer and the Sellers (which shall not be unreasonably withheld, delayed or conditioned) as to form, timing and manner of distribution or publication, except to the extent otherwise required by Law on written advice of counsel or, in Buyer’s case, by the rules and regulations of The NASDAQ Stock Market.  In the event that Buyer determines that a public announcement is so required Buyer shall make its best efforts to notify Sellers and the Company as soon as Buyer makes such a determination.

8.2           Specific Performance.  Because of the unique nature of the Purchased Stock and the assets of the Company, Buyer shall have the right to specific performance, upon tender of payment by Buyer, of the obligations of Sellers hereunder to convey ownership of the Company to Buyer, including the obligations (i) to transfer good and marketable title to, and deliver possession of, the Purchased Stock to Buyer to the extent and in the manner contemplated by this Agreement, (ii) to obtain any required consents necessary on the part of the Sellers and the Company to consummate the transactions contemplated by this Agreement and (iii) to perfect and confirm the Company’s title to and possession of the assets of the Company as contemplated by this Agreement, including any required transfers of intellectual property as provided in Section 4.15 of this Agreement.  This right of Buyer to specific performance shall be in addition to any and all other remedies granted to Buyer in the same proceeding in the form of monetary damages.

8.3           Brokerage.  The Sellers and Buyer respectively warrant to each other, as to the warranting party’s conduct, commitments and knowledge, that no Person provided services as a broker, agent or finder in this transaction other than Partnership Capital Growth LLC on behalf of the Sellers and Cleary Gull Inc. on behalf of the Buyer.  The Sellers shall be responsible for all fees, costs and expenses of Partnership Capital Growth LLC with respect to the transactions contemplated hereby.  The Buyer shall be responsible for all fees, costs and expenses of Cleary Gull Inc. with respect to the transactions contemplated hereby.  The Sellers and Buyer shall respectively indemnify the other for any claim asserted by any Person purporting to act on behalf of the respective indemnitor as a broker, agent or finder in connection with this transaction, including any claim for fees, costs or expenses of such Person.

8.4           Reasonable Efforts.  Upon the terms and subject to the conditions hereof, each of the parties hereto agrees to use its commercially reasonable efforts (i) to perform its obligations hereunder, and (ii) to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary, proper or advisable to consummate the transactions contemplated hereby.

8.5         Tax Matters.  The following provisions shall govern the allocation of responsibility as between Buyer and the Sellers for certain tax matters following the Closing Date:

(a)          Tax Indemnification.  The Sellers shall indemnify the Company and Buyer and each of their respective affiliates and hold them harmless from and against any Loss, Claim, liability, expense, or other damage attributable to (i) all Taxes (or the non-payment thereof) of the Company for all taxable periods ending on or before the Closing Date and the portion through the end of the Closing Date for any taxable period that includes (but does not end on) the Closing Date (any such period described in this subsection (i) is referred to herein as a “Pre-Closing Tax Period”), (ii) all Taxes of any member of an affiliated, consolidated, combined, or unitary group of which the Company (or any of its predecessors) is or was a member on or prior to the Closing Date, including pursuant to Treasury Regulation Section 1.1502-6 under the Code or any analogous or similar state, local, or foreign Law or regulation, and (iii) any and all Taxes of any Person (other than the Company) imposed on the Company as a transferee or successor, by contract or pursuant to any Law, rule, or regulation, which Taxes relate to an event or transaction occurring before the Closing.

(b)          Straddle Period.  In the case of any taxable period that includes (but does not end on) the Closing Date (a “Straddle Period”), the amount of any Taxes based on or measured by income or receipts of the Company for the Pre-Closing Tax Period shall be determined based on an interim closing of the books as of the close of business on the Closing Date (and for such purpose, the taxable period of any partnership or other pass-through entity in which the Company holds a beneficial interest shall be deemed to terminate at such time) and the amount of other Taxes of the Company for a Straddle Period that relates to the Pre-Closing Tax Period shall be deemed to be the amount of such Tax for the entire taxable period multiplied by a fraction the numerator of which is the number of days in the taxable period ending on the Closing Date and the denominator of which is the number of days in such Straddle Period.

(c)         Responsibility for Filing Tax Returns. Sellers shall prepare or cause to be prepared and file or cause to be filed all income Tax Returns for the Company for any taxable period ending on or prior to the Closing Date.  Buyer shall prepare or cause to be prepared and file or cause to be filed all Tax Returns for the Company that are filed after the Closing Date other than the Tax Returns referenced in the preceding sentence.

(d)         Cooperation on Tax Matters.

(i)           Buyer, the Company, and the Sellers shall cooperate fully, as and to the extent reasonably requested by the other party, in connection with the filing of Tax Returns pursuant to Section 8.5(c) above, and any audit, litigation or other proceeding with respect to Taxes. Such cooperation shall include the retention and (upon the other party’s request) the provision of records and information that are reasonably relevant to any such audit, litigation or other proceeding and making employees available on a mutually convenient basis to provide additional information and explanation of any material provided hereunder.  The Company and the Sellers agree (A) to retain all books and records with respect to Tax matters pertinent to the Company relating to any taxable period beginning before the Closing Date until the expiration of the statute of limitations (and, to the extent notified by Buyer or the Sellers, any extensions thereof) of the respective taxable periods, and to abide by all record retention agreements entered into with any taxing authority, and (B) to give the other party reasonable written notice prior to transferring, destroying or discarding any such books and records and, if the other party so requests, the Company or the Sellers, as the case may be, shall allow the other party to take possession of such books and records.

(ii)          Buyer and the Sellers further agree, upon request, to use their reasonable efforts to obtain any certificate or other document from any governmental authority or any other Person as may be necessary to mitigate, reduce or eliminate any Tax that could be imposed (including, but not limited to, with respect to the transactions contemplated hereby).

(iii)         Buyer and the Sellers further agree, upon request, to provide the other party with all information that either party may be required to report pursuant to Code Section 6043, or Code Section 6043A, or Treasury Regulations promulgated thereunder.

(e)           Certain Taxes and Fees.  All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges (including any penalties and interest) incurred by the Company or the Sellers in connection with consummation of the transactions contemplated by this Agreement shall be paid by the Sellers when due, and the Sellers will, at their own expense, file all necessary Tax Returns and other documentation with respect to all such Taxes, fees and charges, and, if required by applicable Law, Buyer will, and will cause its affiliates to, join in the execution of any such Tax Returns and other documentation.

9.           INTENTIONALLY OMITTED.

10.         INTENTIONALLY OMITTED.

11.         INTENTIONALLY OMITTED.

12.         SURVIVAL OF REPRESENTATIONS, WARRANTIES, AGREEMENTS AND COVENANTS; INDEMNIFICATION.

12.1       Survival of Representations, Warranties, Agreements and Covenants.

(a)           Each and every representation and warranty made by the Company, the Sellers or Buyer in this Agreement or in any exhibits, schedules, instruments of transfer or other documents delivered pursuant thereto or in connection therewith shall be effective regardless of any investigation that may have been or may be made at any time by or on behalf of the party to whom such representation or warranty is made and shall survive the Closing, but except as otherwise provided in this Section 12.1, shall terminate on the date that is eighteen (18) months after the Closing Date, and thereafter shall be of no further force or effect.

(b)           Any representation or warranty of the Sellers relating to any Tax or Tax Return or employee benefits, retirement or to any other matter governed by ERISA shall extend until thirty (30) days after the expiration of the applicable statutory period of limitations, including any extension thereof.

(c)           Any representation or warranty of the Sellers relating to title to or ownership of the Purchased Stock, capitalization of the Company or ownership of assets by the Company shall extend for an unlimited period after the Closing Date.

(d)           All covenants and agreements contained in this Agreement or in any related agreement, certificate, document or instrument delivered pursuant to this Agreement shall survive the Closing Date in accordance with their terms.

(e)           Any representation, warranty, agreement or covenant of the Sellers regarding Released Liabilities shall extend for an unlimited period after the Closing Date, provided, however, that any representation, warranty, agreement, covenant or obligation of the Sellers pursuant to item 3 of the Released Liabilities or the last sentence of Section 4.23 shall expire one (1) year after the Closing Date.

(f)          The date on which any covenant, agreement, representation or warranty terminates in accordance with this Section 12 is referred to herein as the “Cut-off Date” for such covenant, agreement, representation or warranty.  Any representation, warranty, covenant or agreement that would otherwise terminate at the Cut-off Date with respect thereto shall survive if notice in reasonable specificity of the breach, inaccuracy or nonperformance thereof shall have been given on or prior to the Cut-off Date with respect thereto to the party against whom indemnification may be sought for the purpose of allowing the assertion of a claim based thereon.

(g)          The covenants and agreements contained in this Section 12 shall survive until such time as any claim for indemnification is finally settled in accordance with the terms thereof.

12.2       Indemnification by Buyer.

(a)          Buyer agrees to indemnify the Sellers and hold them harmless from and against any and all Losses incurred or sustained by, or imposed upon, the Sellers with respect to or by reason of (i) any breach or inaccuracy on the part of Buyer of any of its representations and warranties contained in this Agreement or in any related agreement, certificate, document or instrument delivered by Buyer hereunder, (ii) any breach, default or lack of performance on the part of Buyer of any of its agreements or covenants contained in this Agreement or in any related agreement, certificate, document or instrument delivered by Buyer hereunder, or (iii) any liability of the Company, other than Indebtedness, for which the Sellers, or either of them, has provided a personal guaranty for indebtedness or obligations incurred by the Company in the ordinary course of business, and excluding those relating to Indebtedness or the operations of Burch’s Shoes.

(b)          Notwithstanding anything to the contrary in this Agreement:

(i)           the Sellers shall not be entitled to indemnification under Section 12.2(a) with respect to any claim for indemnification thereunder, unless the Sellers have given Buyer written notice of such claim prior to the applicable Cut-off Date; and

(ii)           the Sellers shall not be entitled to indemnification or payment under Section 12.2(a)(i) of this Agreement unless and until the aggregate amount of Losses under Section 12.2(a)(i) exceeds $100,000 and then shall be entitled to indemnification and payment for all such Losses; and

(iii)           the Sellers shall not be entitled to indemnification or payment under Section 12.2(a)(i) of this Agreement for Losses under Section 12.2(a)(i) to the extent the aggregate Losses under Section 12.2(a)(i) exceed 33-1/3% of the Purchase Price.

12.3        Indemnification by Sellers.

(a)           The Sellers jointly and severally agree to indemnify Buyer and the Company and hold them harmless from and against any and all Losses incurred or sustained or suffered by, or imposed upon, Buyer or the Company, with respect to or by reason of (i) any breach or inaccuracy on the part of the Sellers of any of the Sellers’ representations and warranties contained in this Agreement or in any related agreement, certificate, document or instrument delivered by the Sellers hereunder; (ii) any breach, default or lack of performance on the part of the Sellers of any of the Sellers’ agreements or covenants contained in this Agreement or in any related agreement, certificate, document or instrument delivered by the Sellers hereunder; (iii) any suit, action, proceeding or claim now pending or which may be made or brought hereafter based upon any breach by Sellers of any representation, warranty or covenant hereunder; or (iv) the Released Liabilities.

(b)          Notwithstanding anything to the contrary in this Agreement:

(i)           Buyer and the Company shall not be entitled to indemnification under Section 12.3(a) with respect to any claim for indemnification, unless Buyer has given the Sellers written notice of such claim prior to the applicable Cut-off Date; and

(ii)           Buyer and the Company shall not be entitled to indemnification or payment under Section 12.3(a)(i) of this Agreement unless and until the aggregate amount of Losses under Section 12.3(a)(i) exceeds $100,000 and then shall be entitled to indemnification and payment for all such Losses; and

(iii)           Buyer and the Company shall not be entitled to indemnification or payment under Section 12.3(a)(i) of this Agreement for Losses under Section 12.3(a)(i) to the extent the aggregate Losses under Section 12.3(a)(i) exceed 33-1/3% of the Purchase Price;

(iv)           the limitations in Sections 12.3(b)(ii) and 12.3(b)(iii) of this Agreement shall not apply to the obligations of the Sellers to indemnify Buyer and the Company with respect to the representations and warranties of the Sellers set forth in Sections 4.1, 4.2, 4.3, 4.12 and 4.21 of this Agreement; and

(v)           Buyer and the Company shall not be entitled to indemnification or payment under Section 12.3(a)(i) of this Agreement to the extent that Buyer and the Company are compensated for such Loss as a result of the Adjustment Amount, if any, reducing the First Earnout Payment.

12.4       Holdback Amount; Set-Off Against Earnout Payments.

(a)           Pursuant to Section 2.3(b) of this Agreement, the Sellers and Buyer have agreed that the Holdback Amount shall be withheld from payment at the Closing, subject to this Section 12.4.

(b)           The Holdback Amount is being withheld by the Buyer for the purpose of allowing Buyer and the Company to recover therefrom the amount of any claims for indemnification Buyer and the Company may have against the Sellers under Section 12.3 above or any other provisions of this Agreement, plus interest thereon, subject to the provisions of this Agreement.

(c)           The Holdback Amount shall be paid to the Sellers on the date that is eighteen (18) months after the Closing Date (the “Holdback Distribution Date”), provided that in the event the Company or the Buyer has any claims for indemnification against the Sellers under Section 12.3 above or any other provisions of this Agreement for which the Buyer or the Company, as applicable, has given notice to the Sellers in accordance with the terms herein, the Buyer shall continue to withhold the portion of the Holdback Amount subject to such claims until the parties fully and finally resolve such claims.  Upon any distribution of any portion of the Holdback Amount, the Buyer shall pay to the Sellers interest on the amount so distributed from the Closing Date until the date of distribution at the rate set forth in Section 12.5 of this Agreement.

(d)           Notwithstanding anything to the contrary in this Agreement, if Buyer or the Company determine in good faith that it or they are entitled to seek indemnification pursuant to Section 12.3, Buyer or the Company may, , and in addition to any other right or remedy it or they may have, set-off all or any portion of their good faith estimate of the amount of such indemnification claim (a “Set-Off Amount”) against any Earnout Payment that may be payable under Section 2.5, provided Buyer notifies the Sellers in writing (a “Set-Off Notice”) that Buyer intends to make such set-off at least ten (10) days prior to the date such Earnout Payment is payable under Section 2.5.

(e)           Buyer and the Company may, but shall not be required to, first exercise its or their right to a Set-Off Amount or proceed against the Holdback Amount to recover the amount of any claims for indemnification that Buyer and the Company may have hereunder against the Sellers before proceeding directly against the Sellers to recover the amount of such claims.  If Buyer or the Company exercises the right to a Set-Off Amount or proceeds against the Holdback Amount to recover the amount of such claims it or they have against the Sellers, and if the Set-Off Amount or the amount of the Holdback Amount is insufficient to fully satisfy such claims, then Buyer and the Company shall have the right to proceed directly against the Sellers to recover any deficiency.

12.5       Interest.  Any payment required to be made by Buyer or the Sellers pursuant to this Section 12 shall be made with interest for the period from the date the indemnification claim is made to the date of payment at an annual rate equal to the LIBOR rate as published by Thomson Reuters from time to time, and the rate of interest hereunder shall change with each change in such rate.

12.6       Procedures for Third-Party Claims.

(a)           Any party seeking indemnification pursuant to this Section 12 (the “Indemnified Party”) in respect of any legal proceeding, action, claim or demand (in each case, a “Claim”) instituted by any third person or governmental entity shall give the party from whom indemnification with respect to such claim is sought (the “Indemnifying Party”) (i) prompt written notice (but in no event more than twenty (20) days after the Indemnified Party acquires knowledge thereof) of such Claim and (ii) copies of all documents and information relating to any such Claim within twenty (20) days of their being obtained by the Indemnified Party; provided, that the failure by the Indemnified Party to so notify or provide copies to the Indemnifying Party shall not relieve the Indemnifying Party from any liability to the Indemnified Party for any liability hereunder except to the extent that such failure shall have actually and materially prejudiced the defense of the Claim.

(b)           Subject to Section 12.6(c) of this Agreement, the Indemnifying Party shall have the right, at its option and expense, to defend against, negotiate, settle or otherwise deal with any Claim with respect to which it is the Indemnifying Party and to be represented by counsel of its own choice, and the Indemnified Party will not admit any liability with respect thereto or settle, compromise, pay or discharge the same without the consent of the Indemnifying Party, which consent shall not be unreasonably withheld, so long as the Indemnifying Party is contesting or defending the same with reasonable diligence and in good faith.  The Indemnified Party may participate in any proceeding with counsel of its choice and at its expense.  The Indemnifying Party may not enter into a settlement of any such claim without the consent of the Indemnified Party, which consent shall be not unreasonably withheld, unless such settlement requires no more than a monetary payment for which the Indemnified Party is fully indemnified by the Indemnifying Party or involves other matters not binding upon the Indemnified Party.  In the event the Indemnifying Party does not, within fifteen (15) days after it receives written notice of the Claim from the Indemnified Party, agree in writing to accept the defense of, and assume all responsibility for, such Claim as provided above in this Section 12.6(b), then the Indemnified Party shall have the right to defend against, negotiate, settle or otherwise deal with the Claim in such manner as the Indemnified Party deems appropriate, in its sole discretion, and the Indemnified Party shall be entitled to indemnification therefor from the Indemnifying Party under this Section 12.

(c)         In the event the Claim subject to this Section 12.6 is an Environmental Claim, the parties agree that the following provisions shall apply:

(i)           Buyer shall have control of all actions that may be necessary in order (A) to resolve the Environmental Claim and (B) to address, correct, remediate and repair conditions giving rise to such Environmental Claim (the “Conditions”) so that such Conditions are in full compliance with Environmental Laws;

(ii)           Buyer shall retain a qualified environmental consulting/services company (“Consultant”) to review such Environmental Claim and associated Conditions and to determine the extent to which correction, remediation or repair of the Conditions is necessary to be in full compliance with Environmental Laws, and the Consultant shall prepare a written report for Buyer and the Sellers setting forth such review and determination and the specific actions to be taken so to correct, remediate and repair the Conditions without unreasonably interrupting the business operations of the Company.  To the extent practicable under the circumstances, Buyer shall consult with the Sellers as to the matters described in this Section 12.6(c)(ii), but the Sellers shall not have a right of approval or disapproval as to such matters;

(iii)           Subject to Buyer complying with this Section 12.6(c), the Sellers shall be solely responsible for and shall pay and, if applicable, shall reimburse Buyer or the Company for (A) all Remediation Costs and Expenses (as defined below) and (B) any damages, fines, penalties and other reasonable costs and expenses resulting from or attributable to resolution of the Environmental Claim or relating to the Conditions not being in full compliance as of the Closing with applicable Environmental Laws, to the extent indemnification is provided therefor under this Section 12;

(iv)           For purposes of this Section 12.6(c), “Remediation Costs and Expenses” shall mean the fees, costs and expenses reasonably incurred by Buyer or the Company in undertaking and completing the actions recommended by the Consultant to so correct, remediate and repair the Conditions including, without limitation, environmental consultants’ and contractors’ fees, attorneys’ fees, laboratory and analytical costs and expenses, equipment charges, industrial or hazardous waste disposal costs, and all other fees, costs or expenses reasonably incurred in connection with sampling, monitoring, investigation and remediation activities; and

(v)           Any amounts payable by the Sellers pursuant to this Section 12.6(c) shall be paid within thirty (30) days of the date an invoice therefor is given to the Sellers.

13.        GOVERNING LAW.  This Agreement shall be governed by and construed under and in accordance with the Laws of the State of Oregon, excluding any choice of law rules that might direct the application of the Laws of another jurisdiction.

14.        NOTICES.  Any notice or other communication required or permitted hereunder shall be in writing and shall be considered delivered in all respects when it has been delivered by hand or overnight courier, by acknowledged facsimile transmission followed by the original mailed by certified mail, return receipt requested, or three (3) days after it is mailed by certified mail, return receipt requested, first class postage prepaid, addressed as follows:

To Buyer:	With a copy to:

Thomas W. Florsheim Jr.	Tyson A. Ciepluch, Esq.
Weyco Group, Inc.	Quarles & Brady LLP
333 West Estabrook Boulevard	411 East Wisconsin Avenue
P.O. Box 1188	Milwaukee, WI 53202
Milwaukee, WI 53201	Fax: 414-978-8686
Fax: 414-908-1603

To the Sellers:	With a copy to:

William and Sue Combs 825 W. 38th Eugene, OR 97405	Ian T. Richardson Gleaves Swearingen Potter & Scott LLP 975 Oak Street, Suite 800 Eugene, OR 97401 Fax: 541-345-2034

or such other addresses as shall be similarly furnished in writing by either party.

15.         EXHIBITS.  All exhibits and schedules hereto are by reference incorporated herein and made a part hereof.

16.         ENTIRE AGREEMENT; BINDING EFFECT.  This Agreement contains the entire agreement between the parties hereto with respect to the transactions contemplated herein, and there are no agreements or understandings between the parties other than those set forth herein or executed simultaneously or in connection herewith.  This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective heirs, legal representatives, successors and assigns.

17.         HEADINGS.  The headings in this Agreement are inserted for convenience only and shall not constitute a part hereof.

18.         EXPENSES.  The parties hereto shall bear their respective expenses incurred in connection with the negotiation, execution and performance of this Agreement without obligation to pay or contribute to the expenses incurred by any other party.  The Sellers shall be responsible for all Professional and Transaction Fees and the Company shall not have any liability therefor.

19.         AMENDMENT.  This Agreement may be amended, modified, superseded or cancelled, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed on behalf of all of the parties hereto or, in the case of a waiver, by the party waiving compliance.

20.         WAIVER.  The failure of any party at any time or times to require performance of any provision of this Agreement shall in no manner affect the right to enforce that provision or any other provision hereof at any time thereafter, except as specifically limited herein.

21.         TIME OF THE ESSENCE.  Time is deemed to be of the essence with respect to all of the terms, covenants, representations and warranties of this Agreement.

22.         ASSIGNMENT.  Neither this Agreement nor any of the rights, interests or obligations hereunder may be assigned by any of the parties hereto without the prior written consent of the other parties.  Provided, however, that any of the Sellers may assign all or any portion of their rights to or interests in payments pursuant to this Agreement, including without limitation the right to receive the First Earnout Payment or Second Earnout Payment, or any portion thereof, to one or more of the other Sellers, or members of their immediate family, trusts for the benefit of one or more of them, or business entities controlled by them; further provided that, notwithstanding any such assignment, no Seller may assign or delegate any of his or her obligations in this Agreement, each Seller shall remain liable for all such obligations as if such assignment of payment rights did not occur and Buyer shall continue to have the same rights and remedies under this Agreement with respect to such assigned payments, including the rights of indemnity, set-off and holdback set forth herein.  Notwithstanding the foregoing, nothing herein will prevent the Buyer from assigning its rights, interests and obligations hereunder to an affiliate of the Buyer or pursuant to a bona fide sale of the stock or assets of the Company or the Acquired Business to any Person.

23.         COUNTERPARTS; FACSIMILE SIGNATURE.  This Agreement may be executed in counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same agreement.  Each of the parties to this Agreement agrees that a signature affixed to a counterpart of this Agreement and delivered by facsimile or other electronic transmission by any person is intended to be its, his or her signature and shall be valid, binding and enforceable against such person.

[Signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has executed this Agreement all as of the day and year first above written.

BUYER:

WEYCO GROUP, INC.

By:	/s/ Thomas W. Florsheim, Jr.

Title:	Chairman /CEO

COMPANY:

THE COMBS COMPANY, d/b/a BOGS FOOTWEAR

By:	/s/ William G. Combs

Title:	President

SELLERS:

WILLIAM G. COMBS

By:	/s/ William G. Combs

Title:

SUE COMBS

By:	/s/ Sue Combs

Title: